EXHIBIT 99.1
   SELECTED QUARTERLY FINANCIAL INFORMATION
     UNAUDITED)

   Selected quarterly information for the years ended December
   31, 1997 and 1996 is as follows (in thousands, except per unit amounts):

                                        Quarter Ended
                     --------------------------------------------------------
1997              December 31     September 30       June 30        March 31
-------------     -----------     ------------        ----------    -----------
[S]                  [C]             [C]              [C]           [C]
Revenues from
 Rental
 Operations          $ 70,980        $ 56,218         $ 51,586       $ 50,918
Revenues from
 Service
 Operations          $  7,393        $  5,917         $  5,129       $  3,939
Net income
 available for
 common units        $ 21,350        $ 18,014         $ 16,464       $ 16,952
Basic income
 per common
 unit (2)            $   0.25        $   0.25         $   0.24       $   0.25
Diluted income
 per common
 Unit (2)            $   0.25        $   0.25         $   0.23       $   0.24
Weighted average
 common units (2)      85,725          72,069           69,854         68,756
Weighted average
 common and
 dilutive potential
 common units (2)      86,649          72,971           70,576         69,579
Funds From
 Operations (1)      $ 36,881        $ 28,048         $ 27,205       $ 26,694
Cash flow
 provided by
 (used by):
 Operating
  activities         $ 49,027        $ 37,544         $ 43,326       $ 28,879
 Investing
  activities         (216,521)       (204,317)        (135,001)       (41,176)
 Financing
  activities            3,956         337,592           81,864         19,853

1996
------------------
Revenues from
 Rental
 Operations          $ 46,451       $  41,448         $ 37,724       $ 36,537
Revenues from
 Service
 Operations          $  5,404       $   5,042         $  5,137       $  4,346
Net income
 available for
 common units        $ 17,415       $  15,571         $ 14,150       $ 11,577
Basic income
 per common
 unit (2)            $    .26       $    0.24         $   0.21       $    .20
Diluted income
 per common
 unit (2)            $    .26       $    0.23         $   0.21       $   0.20
Weighted average
 common  units (2)     66,294          66,106           66,022         57,372
Weighted average
 common  and
 dilutive potential
 common units (2)      66,885          66,503           66,370         57,778
Funds From
 Operations (1)      $ 23,803       $  23,071         $ 21,768       $ 18,792
Cash flow
 provided by
 (used by):
 Operating
  activities         $ 26,426       $  29,908         $ 24,831       $ 14,305
 Investing
  activities          (74,606)       (108,819)         (13,719)       (79,865)
 Financing
  activities           41,622          90,541          (22,719)        71,759


(1) Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interest, unconsolidated partnerships and joint ventures are calculated to reflect Funds From Operations on same basis). Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership's operating performance, and is not indicative of cash available to fund all cash flow needs.
(2) Amounts adjusted to reflect the General Partner's two-for-one stock split effected in August 1997.

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